CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Access Integrated Technologies, Inc. on Form S-3 of our report, dated January 28, 2005 of the FiberSat Global Services, LLC financial statements for the year ended December 31, 2003, appearing in the current report on Form 8-K/A of Access Integrated Technologies, Inc., filed with the SEC on February 2, 2005. We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California

March 11, 2005